Exhibit 8.1

September 10, 2025

Western Midstream Partners, LP

9950 Woodloch Forest Drive, Suite 2800

The Woodlands, Texas 77380

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Western Midstream Partners, LP (“WES”), a Delaware limited partnership, in connection with (i) the Agreement and Plan of Merger, dated as of August 6, 2025 (the “Merger Agreement”), by and among WES, Arrakis OpCo Merger Sub LLC, a Delaware limited liability company and a direct subsidiary of subsidiary of WES, Arrakis Holdings, Inc., a Delaware corporation and direct subsidiary of WES (“Arrakis Holdings”), Arrakis Unit Merger Sub LLC, a Delaware limited liability company and a direct subsidiary of WES, Arrakis Cash Merger Sub LLC, a Delaware limited liability company and a direct subsidiary of Arrakis Holdings, Aris Water Solutions, Inc. (“Aris”), a Delaware corporation, and Aris Water Holdings, LLC, a Delaware limited liability company and a direct subsidiary of Aris, and (ii) the preparation of a Registration Statement on Form S-4 (File No. 333-289924) filed with the Securities and Exchange Commission by WES relating to the transactions contemplated by the Merger Agreement, including the proxy statement/prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement or the Registration Statement.

In rendering our opinion, we have examined and are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement and the proxy statement/prospectus, (iii) the tax officer’s certificates of WES and Aris, delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, in rendering our opinion, we have made certain reasonable assumptions, including that: (i) all original documents (including signatures) are authentic, all documents submitted to us as copies conform to the original documents, there has been (or will be by the effective time of the Mergers) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof, and all natural persons who have executed such documents are of legal capacity; (ii) the Mergers and the related transactions will be consummated in accordance with the provisions of the Merger Agreement and the other agreements referred to therein (the “Transaction Documents”) and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), and the Mergers will be effective under the laws of the State of Delaware; (iii) the Transaction Documents represent the entire understanding of the parties with respect to the Mergers, and there are no other written or oral agreements regarding the Mergers other than the Transaction Documents; (iv) the Officer’s Certificates will be executed by appropriate and authorized officers of Aris or WES, as applicable, in a form that is acceptable to us; (v) all of the information, facts, statements, representations, covenants, and undertakings set forth in the

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September 10, 2025 Page 2

Transaction Documents (including the Officer’s Certificates) and the Registration Statement are or will be true, complete, and correct in all respects and will remain true, complete, and correct in all respects at all times up to and including the effective times of transactions contemplated by the Merger Agreement and throughout the subsequent periods specified in the Officer’s Certificates, and no actions have been taken or will be taken that are inconsistent with such information, facts, statements, representations, covenants, or undertakings or that will make any such information, facts, statements, representations, covenants, or undertakings untrue, incomplete, or incorrect at the effective times of transactions contemplated by the Merger Agreement or throughout the subsequent periods specified in the Officer’s Certificates; and (vi) any representations and statements made in any of the documents referred to herein qualified by knowledge, belief, expectation, intent, or materiality or comparable qualification are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the effective times of transactions contemplated by the Merger Agreement or throughout the subsequent periods specified in the Officer’s Certificates, in each case without such qualification.

Based upon and subject to the foregoing, we hereby confirm that, unless otherwise noted, all statements of legal conclusions contained in the discussion in the Registration Statement under the captions “Material U.S. Federal Income Tax Considerations—Additional U.S. Federal Income Tax Considerations Relating to the Receipt and Ownership of WES Common Units Issued Pursuant to the Mergers” and “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of WES and its Unitholders” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein, subject to the assumptions, qualifications, and limitations stated herein and therein. This opinion is based on various statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service, and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificates, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Registration Statement under the captions “Material U.S. Federal Income Tax Considerations—Additional U.S. Federal Income Tax Considerations Relating to the Receipt and Ownership of WES Common Units Issued Pursuant to the Mergers” and “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of WES and its Unitholders”. We are opining herein only as to the U.S. federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

We undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to, or relied upon by any other person, firm, or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement and the use of our name in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P.